EXHIBIT 99.2

8x8 Announces Pricing of Common Stock Offering

SAN JOSE, Calif., Nov. 15 2013 - 8x8, Inc. (NASDAQ:EGHT) today announced the pricing of a public offering of 12,500,000 shares of its common stock at a price to the public of $9.25 per share. In addition, 8x8 has granted the underwriters a 30-day option to purchase up to an additional 1,875,000 shares of its common stock. 8x8 will receive all of the proceeds from the sale of these shares. The offering is expected to close on November 20, 2013, subject to customary closing conditions.

BofA Merrill Lynch, Barclays, and Deutsche Bank Securities are acting as joint book-running managers for the offering. Needham & Company, Craig-Hallum Capital Group, and Dougherty & Company are acting as co-managers for the offering.

The shares of common stock are being sold pursuant to the company's effective shelf registration statement. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering will be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from BofA Merrill Lynch, 222 Broadway, New York, New York 10038, Attention: Prospectus Department, dg.prospectus_requests@baml.com; or from Barclays c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, barclaysprospectus@broadridge.com; or from Deutsche Bank Securities Inc., Attention: Prospectus Department, 60 Wall Street, New York, New York 10005, prospectus.cpdg@db.com.

About 8x8, Inc.

8x8, Inc. (NASDAQ:EGHT) offers a comprehensive portfolio of unified cloud-based communications and collaboration services that includes hosted cloud telephony, office communications, hosted contact center, video conferencing and virtual desktop software and services. The company has been delivering business services to SMB, mid-market and distributed enterprises since 2004 and has garnered a reputation for technical excellence and outstanding reliability.

# # #

Contact:

8x8, Inc.
Joan Citelli, 408-654-0970
Joan.citelli@8x8.com